Exhibit 99.1

Contacts:

Jack M. Swig

MFIC Corporation

Tel. 617-969-5452

E-mail: info@mfics.com

Sarah Cavanaugh

MacDougall Biomedical Communications

Tel. 508-647-0209

E-mail: scavanaugh@macbiocom.com

FOR IMMEDIATE RELEASE

MFIC Corporation Announces Third Quarter Financial Results

NEWTON, MA, November 13, 2007—MFIC Corporation (OTCBB: MFIC) today reported financial results for the quarter ended September 30, 2007. MFIC is an industry-leader in high-shear processing equipment to produce the most uniform and smallest liquid and solid particles available for the biotech, pharmaceutical, chemical, personal care and food industries.

MFIC reported that for the third quarter ended September 30, 2007, the Company posted revenues of approximately $2.3 million compared to $3.6 million during the third quarter of 2006, representing a decrease of approximately 36%. Third quarter sales were impacted by decreases in all geographic markets.

In North America, lower sales were primarily driven by (i) a customer’s decision to request additional enhancements to a major system order that delayed delivery and revenue recognition until a later date; and (ii) an expected decrease in spare part sales as a result of a previously disclosed decision by a major customer to reschedule delivery due to a change in their production schedule.

Lower foreign sales were driven primarily by a decrease in the sale of machines to significant customers, particularly in Asia. This includes a continued decrease in sales made by MFIC’s Japanese distributor. The distributor has not been aggressively selling MFIC products due to its technical issue with a major installation. MFIC believes the recurring problems with these machines are the direct result of the maintenance of the machines by the distributor and the customer. MFIC has assigned a dedicated technical team which has worked very closely with the distributor’s service group and the distributor’s service group has since taken steps to address the issues. In addition, Robert P. Bruno, President and Chief Operating Officer of MFIC, traveled to Japan in September to meet with the distributor’s management team. MFIC continues to work on this important issue.

“We are certainly disappointed with our third-quarter results,” said Robert P. Bruno, President and Chief Operating Officer of MFIC Corporation. “However, while our sales in Japan continue to fall short of previous quarters, we believe we have a good foundation in Asia, specifically in China and Korea where we are encouraged by the demand we have seen in these markets over time. We are also pleased with the initial sales response to the M-110P, introduced in late September of 2007. We have received orders for the first seven production units and have issued numerous additional quotations. We expect to begin delivering units late this year or in early 2008. In addition, we continue to see strong sales of our biopharmaceutical production machines to some of our largest customers.”

“While this has been a difficult quarter for MFIC, the Company is financially sound, having cash and receivables that are well in excess of current liabilities,” said James N. Little, Ph.D., Acting Chairman of MFIC Corporation. “These lumpy quarters, while taken very seriously, are normal in the capital goods business. We continue to focus on building long-term sustainable growth and our backlog has grown substantially since the quarter’s end.”

For the third quarter ended September 30, 2007, the Company posted a net loss of $859,000, or $.08 per diluted share, as compared with net income of $85,000, or $0.01 per diluted share, for the quarter ended September 30, 2006. The third quarter 2007 results included no income tax provision while the third quarter of 2006 included an income tax expense of $57,000.

Operating expenses increased by $200,000, or 10.5% to $2.1 million for the quarter ended September 30, 2007 from $1.9 million for the quarter ended September 30, 2006. The increase was primarily due to increases in sales and marketing expenses, administrative costs associated with the departure of the Company’s prior CEO and costs associated to fill the vacancy and a planned increase in public relations.

The Company’s order backlog at September 30, 2007 was $3.8 million compared to backlogs of $4.9 million and $3.0 million on September 30, 2006 and June 30, 2007, respectively. Backlog grew to approximately $4.9 million as of November 9, 2007, including a letter of intent to purchase a significant production system from a major pharmaceutical customer. Backlog represents orders in hand that typically take between one and six months to deliver, with the exception of a spare parts supply order scheduled to ship over a longer period.

For the nine-month period ended September 30, 2007, revenues decreased by $1.9 million or 18.0%, to $8.7 million, and the Company reported a net loss of $0.14 per diluted share, as compared with $10.6 million in revenues, and a net profit of $0.02 per diluted share, for the first nine months of 2006.

During the third quarter 2007 MFIC Corporation accomplished significant milestones:

•                  Launched the M-110P Microfluidizer® processor, an innovative benchtop “Plug and Play” machine that provides a solution for customers lacking compressed air required to operate  MFIC’s existing air operated laboratory equipment

•                  Announced that the Company’s subsidiary, Microfluidics, was named a technology category winner in the third annual Nanotech Briefs® Nano 50™ Awards for its revolutionary new Microfluidics Reaction Technology (MRT)a next-generation approach in the production of nanosuspensions to help pharmaceutical and biotechnology companies develop and ultimately manufacture difficult to formulate drugs

•                  Continued to make solid progress in the search for a CEO candidate

About MFIC Corporation:

MFIC Corporation, through its Microfluidics Division, designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.

Forward Looking Statement:

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to the Company’s plan to attain and/or increase operating profitability and/or to achieve net profitability.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by the Company to differ materially from those described in the forward-looking statements.  The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following risks and uncertainties: (i) whether the performance advantages of the Company’s Microfluidizer® materials processing equipment will be realized commercially or that a commercial market for the equipment will continue to develop, (ii) whether the performance advantages of the Company’s MMR and MRT nanoparticle production systems will be realized commercially, (iii) whether the Company will be able to increase its market penetration and market share, (iv) whether the timing of orders will significantly affect quarterly revenues and resulting net income results for particular quarters which may cause increased volatility in the Company’s stock price, and (v) whether the Company will have access to sufficient working capital through continued and improving cash flow from sales, and ongoing borrowing availability, the latter being subject to the Company’s ability to comply with the covenants and terms of its loan agreement with its senior lender.

—Financial Charts Follow—

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$2,311	$3,553	$8,670	$10,614
Cost of sales	1,118	1,558	3,765	4,806
Gross profit	1,193	1,995	4,905	5,808

Operating expenses:
Research and development	436	424	1,411	1,274
Selling	840	723	2,649	2,081
General and administrative	784	707	2,267	2,030
	2,060	1,854	6,327	5,385
(Loss) income from operations	(867)	141	(1,422)	423
Interest expense	(7)	(9)	(15)	(29)
Interest income	15	10	53	31
(Loss) income before income tax provision	(859)	142	(1,384)	425
Income tax provision	—	57	—	170
Net (loss) income	$(859)	$85	$(1,384)	$255

Net (loss) income per common share:
Basic	$(0.08)	$0.01	$(0.14)	$0.03
Diluted	$(0.08)	$0.01	$(0.14)	$0.02

Weighted average number of common and common equivalent shares outstanding:
Basic	10,203	10,045	10,169	9,991
Diluted	10,203	10,561	10,169	10,517

Summary Consolidated Unaudited Balance Sheet Information

(Unaudited — in thousands)

	September 30,	December 31,
	2007	2006
Current Assets*	$6,361	$7,857
Current Liabilities	$1,931	$2,213
Total Stockholders’ Equity	$4,831	$5,948

* Cash on hand at September 30, 2007 is $1.168 million.